                                                                    EXHIBIT 99.5

June 12, 2003

The Millbrook Press, Inc.
Mr. David Allen, President and CEO
2 Old New Milford Road
Brookfield, CT  06804

Re:         Loan and Security Agreement by and between The Millbrook Press, Inc.
(The "Borrower") and People's Bank (the Bank) dated December 14, 1995, which was been amended and modified on June 17, 1997; June 10, 1998; January 8, 1999;
January 31, 2000; October 26, 2001; July 31, 2002; October 25, 2002 and December
4, 2002.

Dear Mr. Allen:

You have advised the Bank that The  Millbrook  Press,  Inc. is not in compliance with  certain  Financial  Covenants  contained  in  Section  6.13  of the  above referenced  Loan and  Security  Agreement,  as amended,  for the  periods  ended
January 31, 2003 and April 30, 2003.  You have requested that the Bank waive the specific non-compliance of these Financial Covenants.

This letter is to advise you that  People's  Bank has agreed to your  request to waive the non-compliance  with the Financial Covenants contained in Section 6.13 of the above referenced Loan and Security Agreement, as amended, for the periods ended January 31, 2003 and April 30, 2003.

In consideration for granting this waiver request,  the Borrower agrees that the
Bank may  charge to the  Borrower's  account a waiver  fee of $5,000 on June 13,
2003.

This waiver shall be effective  only for the periods shown above and in no event shall  this  waiver  be deemed  to be a waiver  of any of the  Bank's  rights or remedies with respect to any other event(s) of default now existing or hereafter arising.  In all other  respects,  the Loan and Security  Agreement  and related documents, as amended, shall remain in full force and effect.

People's Bank                                   The Millbrook Press, Inc.

/s/ Richard Harmonay, Jr.                       /s/ David Allen
-------------------------                       -------------------------
Richard Harmonay, Jr.                           David Allen
Assistant Vice President                        President and CEO